EXHIBIT 99
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Skibo Financial Corp.                          Contact:  Walter G. Kelly
First Carnegie Deposit                                   President
Carnegie, Pennsylvania                                   (412) 276-2424






                              For Immediate Release
                                February 15, 2000


                         SKIBO FINANCIAL CORP. ANNOUNCES
                    AUTHORIZATION OF STOCK REPURCHASE PROGRAM

         Carnegie, Pennsylvania -- February 15, 2000 -- Walter G. Kelly, President of Skibo Financial Corp., Carnegie, Pennsylvania (Nasdaq "SKBO"), the holding company of First Carnegie Deposit, announced today that its Board of Directors has adopted a stock repurchase plan to repurchase up to 10% of its 1,397,224 outstanding shares of common stock held by persons other than Skibo Bancshares, M.H.C., its mutual holding company. The Company will file the necessary regulatory application for authorization to initiate the repurchase program; however, there can be no assurance that regulatory authorization will be received. The Company cannot commence this repurchase program without obtaining regulatory approval.

         This repurchase program follows the repurchase of 155,250 shares or 4.5% of the Company's common stock pursuant to its initial repurchase program.

         The repurchases, if regulatory approval is received, will be made in open-market transactions subject to the availability of stock. Repurchased shares will become authorized but unissued shares and will be utilized for general corporate and other purposes, including the issuances of shares in connection with the exercise of stock options.